U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

                                Virginia M. Lazar
                            Name of Reporting Person

                            18333 Egret Bay Boulevard
                                    Suite 270
                              Houston, Texas 77058
                           Address of Reporting Person

                                  May 13, 1998
                                  Date of Event

                          Synaptix Systems Corporation
                                   Issuer Name

                Executive Vice President and Corporate Secretary
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.003 par value
                                Title of Security

                                     96,750
                     Amount of Securities Beneficially Owned

                                Direct Ownership

Table I - Non-Derivative Securities Beneficially Owned (e.g. Title of Security, Amount, Ownership, Nature) Does not apply

                             $.003 per common share
                          Title of Derivative Security

                                    5/13/1998
                                Date Exercisable
                                    5/13/2003
                                 Expiration Date

                                  Common Stock
                                      Title
                                     500,000
                                Amount of Shares

                                      $.50
               Conversion or Exercise Price of Derivative Security

                                     Direct
                                    Ownership

/s/ Virginia M. Lazar                       5/22/98
Reporting Person                    Date